UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*




                                   TRANSUNION
-------------------------------------------------------------------------------
                                (Name of Issuer)



                     Common Stock, par value $0.01 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    89400J107
                  --------------------------------------------
                                 (CUSIP Number)


                                 December 31, 2016
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------
  CUSIP No. 89400J107                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          THE GOLDMAN SACHS GROUP, INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               55,510,417
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               55,510,417

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           55,510,417


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           30.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           HC-CO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 89400J107                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN, SACHS & CO.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               55,510,417
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               55,510,417

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           55,510,417


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           30.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           BD-PN-IA

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 89400J107                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI FUND, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               21,663,113
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               21,663,113

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           21,663,113


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           11.8 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 89400J107                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI PARALLEL, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               5,956,986
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               5,956,986

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           5,956,986


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           3.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 89400J107                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          SPARTANSHIELD HOLDINGS

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               27,890,242
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               27,890,242

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           27,890,242


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           15.2 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 89400J107                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               18,018,615
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               18,018,615

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           18,018,615


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           9.8 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 89400J107                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS VI GMBH & CO. KG

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               769,908
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               769,908

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           769,908


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.4 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 89400J107                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          MBD 2011 HOLDINGS, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               664,732
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               664,732

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           664,732


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.4 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 89400J107                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          Bridge Street 2012 Holdings, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               766,999
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               766,999

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           766,999


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.4 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 89400J107                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          OPPORTUNITY PARTNERS OFFSHORE-B CO-INVEST AIV, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               7,669,988
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               7,669,988

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           7,669,988


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           4.2 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

Item 1(a).         Name of Issuer:
                   TRANSUNION

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   555 West Adams Street
                   Chicago, IL 60661

Item 2(a).         Name of Persons Filing:

                   THE GOLDMAN SACHS GROUP, INC.
                   GOLDMAN, SACHS & CO.
                   GS CAPITAL PARTNERS VI FUND, L.P.
                   GS CAPITAL PARTNERS VI PARALLEL, L.P.
                   SPARTANSHIELD HOLDINGS
                   GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.
                   GS CAPITAL PARTNERS VI GMBH & CO. KG
                   MBD 2011 HOLDINGS, L.P.
                   Bridge Street 2012 Holdings, L.P.
                   OPPORTUNITY PARTNERS OFFSHORE-B CO-INVEST AIV, L.P.

Item 2(b).         Address of Principal Business Office or, if none, Residence:

                   THE GOLDMAN SACHS GROUP, INC.;
                   GOLDMAN, SACHS & CO.;
                   GS CAPITAL PARTNERS VI FUND, L.P.;
                   GS CAPITAL PARTNERS VI PARALLEL, L.P.;
                   SPARTANSHIELD HOLDINGS;
                   GS CAPITAL PARTNERS VI OFFSHORE Fund, L.P.;
                   GS CAPITAL PARTNERS VI GMBH & CO. KG;
                   MBD 2011 HOLDINGS, L.P.;
                   Bridge Street 2012 Holdings, L.P.;
                   OPPORTUNITY PARTNERS OFFSHORE-B CO-INVEST AIV, L.P.:

                   200 West Street
                   New York, NY 10282

Item 2(c).         Citizenship:
                   THE GOLDMAN SACHS GROUP, INC. - Delaware
                   GOLDMAN, SACHS & CO. - New York
                   GS CAPITAL PARTNERS VI FUND, L.P. - Delaware
                   GS CAPITAL PARTNERS VI PARALLEL, L.P. - Delaware SPARTANSHIELD HOLDINGS - Delaware
                   GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P. - Cayman Islands GS CAPITAL PARTNERS VI GMBH & CO. KG - Germany
                   MBD 2011 HOLDINGS, L.P. - Cayman Islands
                   Bridge Street 2012 Holdings, L.P. - Cayman Islands OPPORTUNITY PARTNERS OFFSHORE-B CO-INVEST AIV, L.P.
                   - Cayman Islands

Item 2(d).         Title of Class of Securities:
                   Common Stock, par value $0.01 per share

Item 2(e).         CUSIP Number:
                   89400J107

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a).[_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b).[_]  Bank as defined in Section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c).[_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d).[_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e).[_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f).[_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g).[_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h).[_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i).[_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j).[_] A non-U.S.institution in accordance with Rule 13d-1(b)(1)(ii)(J);

          (k).[_]  A group, in accordance with Rule 13d-1(b)(1)(ii)
                   (A) through (K).

	   If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.            Ownership.*

          (a).     Amount beneficially owned:
                   See the response(s) to Item 9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s)to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                             Not Applicable

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.

                   Clients of the Reporting Person(s) have or may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities held in their accounts. Clients known to have such right or power with respect to more than 5% of the class of securities to which this report relates are:
                   NONE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             See Exhibit (99.2)

Item 8.            Identification and Classification of Members of the Group.
                             See Exhibit (99.3)

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                             Not Applicable


--------------------------

   *In accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned by certain operating units (collectively, the "Goldman Sachs Reporting Units") of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, "GSG"). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion or both, or with respect to which there are limits on their voting or investment authority or both and
(ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2017

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/  Annie (Au)  Hsu
              ----------------------------------------
             Name:   Annie (Au)  Hsu
             Title:  Attorney-in-fact

             GOLDMAN, SACHS & CO.

             By:/s/  Annie (Au)  Hsu
              ----------------------------------------
             Name:   Annie (Au)  Hsu
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI FUND, L.P.

             By:/s/  Annie (Au)  Hsu
              ----------------------------------------
             Name:   Annie (Au)  Hsu
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI PARALLEL, L.P.

             By:/s/  Annie (Au)  Hsu
              ----------------------------------------
             Name:   Annie (Au)  Hsu
             Title:  Attorney-in-fact

             SPARTANSHIELD HOLDINGS

             By:/s/  Annie (Au)  Hsu
              ----------------------------------------
             Name:   Annie (Au)  Hsu
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

             By:/s/  Annie (Au)  Hsu
              ----------------------------------------
             Name:   Annie (Au)  Hsu
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI GMBH & CO. KG

             By:/s/  Annie (Au)  Hsu
              ----------------------------------------
             Name:   Annie (Au)  Hsu
             Title:  Attorney-in-fact

             MBD 2011 HOLDINGS, L.P.

             By:/s/  Annie (Au)  Hsu
              ----------------------------------------
             Name:   Annie (Au)  Hsu
             Title:  Attorney-in-fact

             Bridge Street 2012 Holdings, L.P.

             By:/s/  Annie (Au)  Hsu
              ----------------------------------------
             Name:   Annie (Au)  Hsu
             Title:  Attorney-in-fact

             OPPORTUNITY PARTNERS OFFSHORE-B CO-INVEST AIV, L.P.

             By:/s/  Annie (Au)  Hsu
              ----------------------------------------
             Name:   Annie (Au)  Hsu
             Title:  Attorney-in-fact

                                INDEX TO EXHIBITS



Exhibit No.             Exhibit
-----------             -------
  99.1          Joint Filing Agreement
  99.2          Item 7 Information
  99.3          Item 8 Information
  99.4          Power of Attorney, relating to
                THE GOLDMAN SACHS GROUP, INC.
  99.5          Power of Attorney, relating to
                GOLDMAN, SACHS & CO.
  99.6          Power of Attorney, relating to
                GS CAPITAL PARTNERS VI FUND, L.P.
  99.7          Power of Attorney, relating to
                GS CAPITAL PARTNERS VI PARALLEL, L.P.
  99.8          Power of Attorney, relating to
                SPARTANSHIELD HOLDINGS
  99.9          Power of Attorney, relating to
                GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.
  99.10          Power of Attorney, relating to
                GS CAPITAL PARTNERS VI GMBH & CO. KG
  99.11          Power of Attorney, relating to
                MBD 2011 HOLDINGS, L.P.
  99.12          Power of Attorney, relating to
                Bridge Street 2012 Holdings, L.P.
  99.13          Power of Attorney, relating to
                OPPORTUNITY PARTNERS OFFSHORE-B CO-INVEST AIV, L.P.

                                                                  EXHIBIT (99.1)

                                JOINT FILING AGREEMENT

    In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, par value $0.01 per share, of TRANSUNION and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date:  February 13, 2017

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/  Annie (Au)  Hsu
              ----------------------------------------
             Name:   Annie (Au)  Hsu
             Title:  Attorney-in-fact

             GOLDMAN, SACHS & CO.

             By:/s/  Annie (Au)  Hsu
              ----------------------------------------
             Name:   Annie (Au)  Hsu
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI FUND, L.P.

             By:/s/  Annie (Au)  Hsu
              ----------------------------------------
             Name:   Annie (Au)  Hsu
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI PARALLEL, L.P.

             By:/s/  Annie (Au)  Hsu
              ----------------------------------------
             Name:   Annie (Au)  Hsu
             Title:  Attorney-in-fact

             SPARTANSHIELD HOLDINGS

             By:/s/  Annie (Au)  Hsu
              ----------------------------------------
             Name:   Annie (Au)  Hsu
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

             By:/s/  Annie (Au)  Hsu
              ----------------------------------------
             Name:   Annie (Au)  Hsu
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS VI GMBH & CO. KG

             By:/s/  Annie (Au)  Hsu
              ----------------------------------------
             Name:   Annie (Au)  Hsu
             Title:  Attorney-in-fact

             MBD 2011 HOLDINGS, L.P.

             By:/s/  Annie (Au)  Hsu
              ----------------------------------------
             Name:   Annie (Au)  Hsu
             Title:  Attorney-in-fact

             Bridge Street 2012 Holdings, L.P.

             By:/s/  Annie (Au)  Hsu
              ----------------------------------------
             Name:   Annie (Au)  Hsu
             Title:  Attorney-in-fact

             OPPORTUNITY PARTNERS OFFSHORE-B CO-INVEST AIV, L.P.

             By:/s/  Annie (Au)  Hsu
              ----------------------------------------
             Name:   Annie (Au)  Hsu
             Title:  Attorney-in-fact

                                                                  EXHIBIT (99.2)

                                ITEM 7 INFORMATION

The securities being reported on by THE GOLDMAN SACHS GROUP, INC. ("GS
Group"), as a parent holding company, are owned by GS Capital Partners VI
Fund, L.P., GS Capital Partners VI Parallel, L.P., and Spartanshield Holdings (collectively, the "GS Stockholders") and are owned, or may be deemed to be beneficially owned, by GOLDMAN, SACHS & CO. ("Goldman Sachs"), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Each of
MBD 2011 Holdings, L.P., Bridge Street 2012 Holdings, L.P., GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI GMBH & Co. KG, and Opportunity Partners Offshore-B Co-Invest AIV, L.P. (collectively, with the GS Stockholders, the "GS Investor Group") are partners of Spartanshield Holdings. The general partner, managing general partner or other manager of each of the GS Investor Group is an affiliate of GS Group. Goldman Sachs is a subsidiary of GS Group. Goldman Sachs is the investment manager of certain of the GS Investor Group.

                                                                  EXHIBIT (99.3)

                                ITEM 8 INFORMATION

Each of GS Capital Partners VI Fund, L.P., GS Capital Partners VI Parallel, L.P., and Spartanshield Holdings (the "GS Stockholders") is a party to that certain Amended and Restated Major Stockholders' Agreement, dated as of June 23, 2015 (the "Stockholders' Agreement"), by and among the GS Stockholders, the Issuer, and Advent-TransUnion Acquisition Limited Partnership ("Advent").


Under the Stockholders' Agreement, the GS Stockholders have the right to designate two of the Issuer's directors and Advent has the right to designate two of the Issuer's directors. The Stockholders' Agreement requires the parties thereto to vote their shares of the Issuer's common stock for the directors that are designated in accordance with the provisions of the Stockholders' Agreement. The Stockholders' Agreement also contains certain provisions regarding proposed sales of the Issuer's common stock, transfer restrictions with respect to the shares of the Issuer's common stock and registration rights. By virtue of being a party to the Stockholders' Agreement, each of the GS Stockholders and the other the reporting persons on this Schedule 13G may be deemed to be members of a "group", as defined in Rule 13d-5 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with Advent. Pursuant to such definition, each of the GS Stockholders and the other reporting persons and Advent may be deemed to beneficially own the shares of the Issuer's common stock beneficially owned by each other solely for such purposes.


The aggregate number of shares of the Issuer's Common Stock beneficially owned collectively by the GS Stockholders and Advent is 92,968,100, which represents approximately 50.8% of the Issuer's outstanding common stock.

The share ownership reported by the GS Stockholders and the other reporting persons listed herein does not include any shares of the Issuer's Common Stock, par value $0.01 per share, beneficially owned by the other parties to the Stockholders Agreement, except to the extent disclosed in this Schedule 13G. Each of the GS Stockholders and the other reporting persons listed herein disclaims beneficial ownership of any shares of the Issuer's Common Stock, par value $0.01 per share, beneficially owned by the other parties to the Stockholders Agreement, except to the extent disclosed in this Schedule 13G.

                                                                  EXHIBIT (99.4)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that THE GOLDMAN SACHS GROUP, INC. (the "Company") does hereby make, constitute and appoint each of Annie Hsu, Jeremy Kahn, Abdul Khayum, Jerry Li, and Veruna Stanescu, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf, whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company pursuant to Rule 13f-1 or Regulation 13D-G under the Securities Exchange Act of 1934, (as amended, the "Act"), which may be required of the Company with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said Attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said Attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until December 31, 2019 unless earlier revoked by written instrument, or in the event an Attorney-in-fact ceases to be an employee of The Goldman Sachs Group, Inc.
or one of its affiliates or ceases to perform the function in connection with which he or she was appointed Attorney-in-fact prior to December 31, 2019, this Power of Attorney shall cease to have effect in relation to such Attorney-in-fact upon such cessation but shall continue in full force and effect in relation to the remaining Attorneys-in-fact. The Company has the unrestricted right unilaterally to revoke the Power of Attorney.


This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.


This Power of Attorney supersedes the Power of Attorney granted by the Company to Dan Deluca, Jeremy Kahn and Brian Bae on November 27, 2012.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of October 21, 2016.


THE GOLDMAN SACHS GROUP, INC.


By: /s/  Gregory K. Palm
____________________________
Name:  Gregory K. Palm
Title: Executive Vice President and
       General Counsel and Secretary of the Corporation

                                                                  EXHIBIT (99.5)

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. (the "Company") does hereby make, constitute and appoint each of Annie Hsu, Jeremy Kahn, Abdul Khayum, Jerry Li, and Veruna Stanescu, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf, whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company pursuant to Rule 13f-1 or Regulation 13D-G under the Securities Exchange Act of 1934, (as amended, the "Act"), which may be required of the Company with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said Attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said Attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until December 31, 2019 unless earlier revoked by written instrument, or in the event an Attorney-in-fact ceases to be an employee of Company or one of its affiliates or ceases to perform the function in connection with which he or she was appointed Attorney-in-fact prior to December 31, 2019, this Power of Attorney shall cease to have effect in relation to such Attorney-in-fact upon such cessation but shall continue in full force and effect in relation to the remaining Attorneys-in-fact. The Company has the unrestricted right unilaterally to revoke the Power of Attorney.


This Power of Attorney shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to rules of conflicts of law.


This Power of Attorney supersedes the Power of Attorney granted by the Company to Dan Deluca, Jeremy Kahn and Brian Bae on November 27, 2012.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of October 21, 2016.


GOLDMAN, SACHS & CO.


By: /s/  Gregory K. Palm
____________________________
Name:  Gregory K. Palm
Title: Executive Vice President and
       General Counsel and Secretary of the Corporation

                                                                  EXHIBIT (99.6)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GS CAPITAL PARTNERS VI FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Annie Hsu, Jeremy Kahn, Abdul Khayum, Jerry Li, and Veruna Stanescu (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of July 31st, 2016.


GS CAPITAL PARTNERS VI FUND, L.P.
By: GSCP VI ADVISORS, L.L.C., its general partner


By: /s/  William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory, Vice President

                                                                  EXHIBIT (99.7)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GS CAPITAL PARTNERS VI PARALLEL, L.P. (the "Company") does hereby make, constitute and appoint each of Annie Hsu, Jeremy Kahn, Abdul Khayum, Jerry Li, and Veruna Stanescu (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of July 31st, 2016.


GS CAPITAL PARTNERS VI PARALLEL, L.P.
By: GS ADVISORS VI, L.L.C., its general partner


By: /s/  William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory, Vice President

                                                                  EXHIBIT (99.8)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS SPARTANSHIELD HOLDINGS (the "Company") does hereby make, constitute and appoint each of Annie Hsu, Jeremy Kahn, Abdul Khayum, Jerry Li, and Veruna Stanescu (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of July 31st, 2016.


SPARTANSHIELD HOLDINGS
By: GS Capital Partners VI Offshore Fund, L.P., its Limited Partner
By: GSCP VI Offshore Advisors, L.L.C., its General Partner


By: /s/ Scott Kilpatrick
____________________________
Name:  Scott Kilpatrick
Title: Authorized Signatory, Vice President

                                                                  EXHIBIT (99.9)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Annie Hsu, Jeremy Kahn, Abdul Khayum, Jerry Li, and Veruna Stanescu (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of July 31st, 2016.


GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.
By: GSCP VI OFFSHORE ADVISORS, L.L.C., its general partner


By: /s/  William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory, Vice President

                                                                 EXHIBIT (99.10)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS GS CAPITAL PARTNERS VI GMBH & CO. KG (the "Company") does hereby make, constitute and appoint each of Annie Hsu, Jeremy Kahn, Abdul Khayum, Jerry Li, and Veruna Stanescu (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 14th, 2016.


GS CAPITAL PARTNERS VI GMBH & CO. KG
By: MBD ADVISORS, L.L.C., its Managing Limited Partner


By: /s/  William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory, Vice President

                                                                 EXHIBIT (99.11)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS MBD 2011 HOLDINGS, L.P. (the "Company") does hereby make, constitute and appoint each of Annie Hsu, Jeremy Kahn, Abdul Khayum, Jerry Li, and Veruna Stanescu (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of July 31st, 2016.


MBD 2011 HOLDINGS, L.P.
By: MBD 2011 OFFSHORE ADVISORS, INC., its general partner


By: /s/ Scott Kilpatrick
____________________________
Name:  Scott Kilpatrick
Title: Authorized Signatory, Vice President

                                                                 EXHIBIT (99.12)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that BRIDGE STREET 2012 HOLDINGS, L.P.
(the "Company") does hereby make, constitute and appoint each of Annie Hsu, Jeremy Kahn, Abdul Khayum, Jerry Li, and Veruna Stanescu (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 14th, 2016.


BRIDGE STREET 2012 HOLDINGS, L.P.
By: MBD ADVISORS, L.L.C., its general partner


By: /s/  William Y. Eng
____________________________
Name:  William Y. Eng
Title: Authorized Signatory, Vice President

                                                                 EXHIBIT (99.13)

                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS OPPORTUNITY PARTNERS OFFSHORE-B CO-INVEST AIV, L.P. (the "Company") does hereby make, constitute and appoint each of Annie Hsu, Jeremy Kahn, Abdul Khayum, Jerry Li, and Veruna Stanescu (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.


THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.


IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of July 31st, 2016.


OPPORTUNITY PARTNERS OFFSHORE-B CO-INVEST AIV, L.P.
By: OPPORTUNITY PARTNERS OFFSHORE-B CO-INVEST AIV ADVISORS, LTD.,
    its general partner


By: /s/ Scott Kilpatrick
____________________________
Name:  Scott Kilpatrick
Title: Authorized Signatory, Vice President